EXHIBIT 99.1

Rennova Health, Inc. GRANTED 180 DAY EXTENSION BY Nasdaq

West Palm Beach, Fla. (September 14, 2016) Rennova Health, Inc. (NASDAQ:RNVA), (NASDAQ: RNVAZ), a vertically integrated provider of industry-leading diagnostics and supportive software solutions to healthcare providers, announced today that on September 13, 2016, Nasdaq confirmed that the Company had been granted an extension of 180 days to comply with rule 5550(a)(2) (“the Rule”), relating to the bid price of the Company’s common stock not meeting the minimum $1.00 per share requirement for continued listing.

Nasdaq staff determined that the Company was eligible for an additional 180 calendar day period to regain compliance, based on the Company meeting the continued listing requirement for the market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market with the exception of the bid price requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period, including effecting a reverse stock split if necessary.

If at any time before March 13, 2017, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Company will regain compliance with the Rule, and the matter will be closed.

About Rennova Health, Inc.

Rennova Health provides industry-leading diagnostics and supportive software solutions to healthcare providers, delivering an efficient, effective patient experience and superior clinical outcomes. Through an ever-expanding group of strategic brands that work in unison to empower customers, we are creating the next generation of healthcare. For more information, please visit www.rennovahealth.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company’s most recent filings with the Securities and Exchange Commission.  The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Rennova Health
Sebastien Sainsbury, 561-666-9818
ssainsbury@rennovahealth.com

Investors
LHA
Kim Golodetz, 212-838-3777
Kgolodetz@lhai.com
or
Bruce Voss, 310-691-7100
Bvoss@lhai.com

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